EXHIBIT 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
STEWARDSHIP FINANCIAL CORPORATION

Stewardship Financial Corporation, a corporation organized and existing under the laws of the State of New Jersey, hereby amends, restates and integrates its Certificate of Incorporation pursuant to the provisions of Section 14A:9-5 of the New Jersey Business Corporation Act to read in full as herein set forth.

ARTICLE I
NAME
The name of the Corporation is STEWARDSHIP FINANCIAL CORPORATION (the “Corporation”).
ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of New Jersey is :

c/o Stewardship Financial Corporation
630 Godwin Avenue
Midland Park, New Jersey 07432

The name of its registered agent at such address is Paul Van Ostenbridge.

ARTICLE III

PURPOSE
The purposes for which the Corporation is organized are to engage in any activity within the purposes for which corporations now or at any time hereafter may be organized under the New Jersey Business Corporation Act and under all amendments and supplements thereto, or any act enacted to take the place thereof.
ARTICLE IV
BOARD OF DIRECTORS

(a)    The number of directors constituting the Corporation’s Board of Directors shall be governed by the By-laws of the Corporation. The number of directors constituting the current Board of Directors is eleven (11) and the names of the persons who currently serve as directors are as follows:

Wayne Aoki                John L. Steen
Richard W. Culp            Robert Turner
William C. Hanse            Paul Van Ostenbridge
Margo Lane                William J. Vander Eems
John C. Scoccola            Michael Westra
Howard R. Yeaton

The address for all of the Corporation’s directors is 630 Godwin Avenue, Midland Park, New Jersey 07432.

(b)    The Board of Directors shall be divided into three (3) classes, as nearly equal in number as the then total number of directors constituting the entire Board permits. Each director shall serve for a term ending on the date of the third succeeding annual meeting following the annual meeting at which such director was elected; provided, however, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal. Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. At each annual meeting of shareholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

(c)    None of the present or future directors of the Corporation may be removed without cause by the shareholders of the Corporation; such present and future directors of the Corporation may be removed solely for cause by the shareholders by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors. In addition, the Board of Directors shall have the power to remove directors for cause and to suspend directors pending a final determination that cause for removal exists. The term “cause” as used herein, is defined to mean (i) conviction of the director of a felony, (ii) declaration by order of a court that the director is of unsound mind, or (iii) gross abuse of trust which is proven by clear and convincing evidence to have been committed in bad faith.

ARTICLE V
CAPITAL STOCK

(a)    The total authorized capital stock of the Corporation shall be 22,500,000 shares, consisting of 20,000,000 shares of Common Stock and 2,500,000 shares of Preferred Stock which may be issued in one or more classes or series. The shares of Common Stock shall constitute a single class and shall be without nominal or par value. The shares of Preferred Stock of each class or series shall be without nominal or par value, except that the amendment authorizing the initial issuance of any class or series, adopted by the Board of Directors as provided herein, may provide that shares of any class or series shall have a specified par value per share, in which event all of the shares of such class or series shall have the par value per share so specified.
(b)    The Board of Directors of the Corporation is expressly authorized from time to time to adopt and to cause to be executed and filed without further approval of the shareholders amendments to this Amended and Restated Certificate of Incorporation authorizing the issuance of one or more classes or series of Preferred Stock for such consideration as the Board of Directors may fix. In an amendment authorizing any class or series of Preferred Stock, the Board of Directors is expressly authorized to determine:
(1)    the distinctive designation of the class or series and the number of shares which will constitute the class or series, which number may be increased or decreased (but not below the number of shares then outstanding in that class or above the total shares authorized herein) from time to time by action of the Board of Directors;
(2)    the dividend rate on the shares of the class or series, whether dividends will be cumulative, and, if so, from what date or dates;

(3)    the price or prices at which, and the terms and conditions on which, the shares of the class or series may be redeemed at the option of the Corporation;
(4)    whether or not the shares of the class or series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;
(5)    whether or not the shares of the class or series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;
(6)    the rights of the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;
(7)    whether or not the shares of the class or series will have priority over, parity with, or be junior to the shares of any other class or series in any respect, whether or not the shares of the class or series will be entitled to the benefit of limitations restricting the issuance of shares of any other class or series having priority over or on parity with the shares of such class or series and whether or not the shares of the class or series are entitled to restrictions on the payment of dividends on, the making of other distributions in respect of, and the purchase or redemption of shares of any other class or series of Preferred Stock or Common Stock ranking junior to the shares of the class or series;
(8)    whether the class or series will have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights; and
(9)    any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that class or series.

ARTICLE VI
LIMITATION OF LIABILITY
Subject to the following, a director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. The preceding sentence shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer or both of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended. Any amendment to this Amended and Restated Certificate of Incorporation, or change in law which authorizes this paragraph shall not adversely affect any then existing right or protection of a director or officer of the Corporation.

ARTICLE VII

INDEMNIFICATION
(a)    The Corporation shall indemnify its officers, directors, employees and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Corporation as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any by-law, agreement, or vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors, and the administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this Article.
(b)    The Corporation shall, from time to time, reimburse or advance to any person referred to in this Article the funds necessary for payment of expenses, including attorneys’ fees, incurred in connection with any action, suit or proceeding referred to in this Article, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to the director or officer establishes that the director’s or officer’s acts or omissions (i) constitute a breach of the director’s or officer’s duty of loyalty to the Corporation or its shareholders, (ii) were not in good faith, (iii) involved a knowing violation of law, (iv) resulted in the director or officer receiving an improper personal benefit, or (v) were otherwise of such a character that New Jersey law would require that such amount(s) be repaid.

ARTICLE VIII

ADVANCE NOTICE OF NOMINATIONS AND PROPOSALS
Advance notice of shareholder nominations for the election of directors, other than by the Board of Directors or a committee thereof, and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given within the time and in the manner provided in the Corporation’s By-laws.

ARTICLE IX
CERTAIN REQUIRED VOTES OF SHAREHOLDERS
(a)    No merger, consolidation, nor any action which would result in the disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote, cast in person or by proxy, of the holders of record of eighty percent (80%) of the outstanding shares of the capital stock of the Corporation entitled to vote thereon; provided, however, that if any such action has been approved prior to the vote of shareholders by a majority of the Corporation’s Board of Directors, the affirmative vote of the holders of a majority of the outstanding shares of capital stock then entitled to vote on such matters shall be required.

(b)    This Article IX may not be amended except by the affirmative vote, cast in person or by proxy, of the holders of record of eighty percent (80%) of the outstanding shares of the capital stock of the Corporation entitled to vote thereon.

ARTICLE X

POWER OF BOARD TO OPPOSE CERTAIN TRANSACTIONS
(a)    The Board of Directors may, if it deems it advisable, oppose a tender or other offer for the Corporation’s securities, whether the offer is in cash or in the securities of a corporation or otherwise, or any other proposed Business Combination (as defined below). When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any relevant factors; by way of illustration, but not limitation, the Board of Directors may, but shall not be legally obligated to, consider any and all of the following:
(1)    whether the offer price is acceptable based on the historical and present operating results or financial condition of the Corporation, or based on the current value of the Corporation in a freely negotiated transaction;
(2)    whether a more favorable price could be obtained for the Corporation’s securities in the future;
(3)    the impact which an acquisition of the Corporation would have on the employees, creditors, customers and suppliers of the Corporation and any subsidiary and on the communities which they serve.
(4)    the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, creditors, customers and suppliers of the Corporation and its subsidiaries and the future value of the Corporation’s stock;
(5)    the value of the securities, if any, which the offeror is offering in exchange for the Corporation’s securities, based on an analysis of the worth of the Corporation as compared to the corporation or other entity whose securities are being offered;
(6)    any antitrust or other legal and regulatory issues that are raised by the offer;
(7)    any other relevant factors, including the long-term as well as the short-term interests of the Corporation and its shareholders, whether or not such other factors are monetary or non-monetary in nature, or are shareholder or non-shareholder considerations.
(b)    If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the Corporation’s securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; establishing employee stock ownership plans; and obtaining a more favorable offer from another individual or entity.
(c)    “Business Combination” as used herein shall mean any of the following proposed transactions, when entered into by the Corporation or a subsidiary of the Corporation with, or upon a proposal by or on behalf of, a related entity or person:

(1)    the merger or consolidation of the Corporation or any subsidiary of the Corporation;
(2)    the sale, exchange, transfer or other disposition (in one or a series of transactions) of substantially all of the assets of the Corporation or any subsidiary of the Corporation; or
(3)    any offer for the exchange of securities of another entity for the securities of the Corporation.
(d)    Nothing contained herein shall be deemed to limit or restrict the powers of the Board of Directors, or to enlarge the duties of the Board of Directors, as provided in Section 14A:6-1(2) of the New Jersey Business Corporation Act or otherwise in New Jersey law, or to create director liability for taking any action authorized hereunder.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer on the 15th day of May, 2017.
STEWARDSHIP FINANCIAL CORPORATION

By:	_/s/ Paul Van Ostenbridge_____________________
Paul Van Ostenbridge
President and Chief Executive Officer